Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110593, Nos. 333- 110952, Nos. 333-129156, Nos. 333-145432, Nos. 333-161742, Nos. 333-161745, Nos. 333-161749 Nos. 333-186683, Nos. 333-49448, Nos. 333-65802, Nos. 333-66430, Nos. 333-71774, Nos. 333-72010, Nos. 333-75810, Nos. 333-96615, Nos. 333-192713 on Form S-8, Registration Statement No. 333-53672 on Form S-3, and Registration Statement Nos. 333-37050 of our reports dated March 12, 2014, relating to the consolidated financial statements of Spartan Stores, Inc. and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the 39 week period ended December 28, 2013.

/s/ DELOITTE & TOUCHE LLP

March 12, 2014